                                  PRESS RELEASE CORRECTION

 SkyWay Communications Holding Corp. Receives Funding Commitment of $7M From duPont
                                Investment Fund
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CLEARWATER, Fla.--(BUSINESS WIRE)--SkyWay Communications Holding Corp. (OTCBB:
SWYC - News) and its wholly owned subsidiary, SkyWay Aircraft Inc. have announced today they have received a funding commitment of $7,000,000 from the
duPont Investment Fund 57289, Inc.

According to Brent Kovar, President of SkyWay Communications Holding Corp. "This
funding commitment spearheads SkyWay's forward movement. With our DC9 R&D aircraft available for flight operations and demonstrations and the equipment preparations for the delivery of our products to Southeast Airlines, this funding commitment will provide the financial push SkyWay has been working towards. This funding commitment will also provide the financial support to continue the build-out of our ground tower network to support Southeast
Airlines".

duPont's funding commitment of $7 million will be paid in 7 payments of $1 million, at a cost to Skyway of 4,545,454 shares per million.  Payments will begin no later than September 6 and continue weekly until fulfilled.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the
Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For more information regarding SkyWay Communications Holding Corp. please contact:

Steven Klein, Investor Relations (925) 209-9849  OR  www.skywayaircraftsecurity.com
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